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                                                                    EXHIBIT 10.1


[VHA LETTERHEAD]


                                                                December 5, 1996

G. Scott Dillon
Executive Vice President and COO
Transcend Services, Inc.
3353 Peachtree Road, N.E., Ste. 1000
Atlanta, GA 30326

Dear Scott:

     This letter refers to that certain Purchasing Agreement between Transcend
Services, Inc.    ("Vendor") and VHA Inc. ("VHA"), dated as of  December 5,
1996. Terms used in this letter that are defined in the Services Agreement have the same meaning as in the Services Agreement.

     VHA agrees to actively assist in selling and marketing of services to VHA vendors and affiliates and HPPI members. Where such assistance (as further defined in Attachment II Exhibit A) directly leads to the signing of a contract for services vendor will pay VHA marketing fee as defined below:

          SECTION 1.  MARKETING FEE.  Within twenty (20) days after the end of
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     each full or partial month during the term of the Agreement, Vendor will pay VHA a marketing fee equal to one and six-tenths percent (1.6%) of all net sales (as defined in this paragraph) of Services pursuant to the Agreement during such month, with the exception that the fee will be one percent (1.0%) of all first year net sales to Montana Deaconess Medical Center and 5,000 shares of unrestricted Transcend Services common stock as a retention bonus in each subsequent year those accounts are under
     contract.   The term "net sales" means the fees for each Service
     (determined in accordance with the Agreement) delivered to VHA Members and Affiliates and HPPI Members. The term "all net sales" means the sum of net sales.

          VHA will have the opportunity to earn equity in Transcend Services, Inc. in accordance with the provisions of the Restricted Stock Agreement(Exhibit A) to this letter) and the Registration Rights Agreement(Exhibit B to this letter), as follows:

          - 133,000 common stock options(Transcend common stock; TRCR/NASDAQ) issued upon Agreement signing at cost $0.00 cost (exercise price) to vest during the three year period of this Agreement based on the following performance expectations:

             - For any sales realized by Transcend up to $6.0 million in annual revenue that are sold through VHA (as defined in paragraph one, this section), VHA's options will vest at the time each Vendor contract is signed at an accelerated rate of .0055 shares per $1.00 of annual revenue to Transcend sold through VHA or up to a maximum of 33,000 options.


             - For any sales realized by Transcend between $6.0 and $14.0 million in annual revenue that are sold through VHA (as defined in paragraph one, this section), VHA's options will vest at the time each Vendor contract is signed at an accelerated rate of .0042 shares per $1.00 of annual revenue to Transcend sold through VHA or up to a maximum of 33,000 options.
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             - For any sales realized by Transcend between $14.0 and $23.0 million in annual revenue that are sold through VHA (as defined in paragraph one, this section), VHA's options will vest at the time each Vendor contract is signed at an accelerated rate of .0036 shares per $1.00 of annual revenue to Transcend sold through VHA or up to a maximum of 33,000 options.

             - For any sales realized by Transcend between $23.0 and $35.0 million in annual revenue that are sold through VHA (as defined in paragraph one, this section), VHA's options will vest at the time each Vendor contract is signed at an accelerated rate of .0028 shares per $1.00 of annual revenue to Transcend sold through VHA or up to a maximum of 34,000 options.

          SECTION 2.  MONTHLY REPORT.  With each payment of a marketing fee,
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     Vendor will deliver to VHA separate reports ("Monthly Reports") for VHA
     Members and Affiliates and HPPI Members, in form and substance reasonably satisfactory to VHA, which set forth accurately:

                    (a) the name of Vendor, the month and year to which the Monthly Report (and the enclosed marketing fee) relates and the contract number (as provided Vendor by VHA),

                    (b) with respect to each VHA Member and Affiliate and HPPI Member (described by LIC number, full name, city, state and zip code as provided Vendor by VHA), the sum of net sales and the associated marketing fees for all Services provided to each such VHA Member and Affiliate and HPPI Member during such month,

                    (c) the sum of the net sales and the associated marketing fees for all Services sold to all VHA Members and Affiliates and HPPI Members during such month,

                    (d) the calculation used by Vendor to determine the marketing fee, and

                    (e) such additional information as VHA may reasonably request from time to time.

          Monthly reports shall be delivered, with the marketing fee enclosed, to:

                      VHA Inc.
                      220 East Las Colinas Boulevard
                      Irving, TX  75039-5500
                      (Mailing Address:  P. O. Box 140909
                                Irving, TX  75014-0909)
                      Attn:  Accounts Receivable

          SECTION 3.  REPORTING AND PAYMENT PENALTIES.  In the event Vendor
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     fails to pay the marketing fee in accordance with Section 1 and/or fails to provide the reports described in Section 2 within the time and manner stated, VHA may invoice Vendor for the marketing fees estimated by VHA to be due, payable within ten (10) days of the date of such invoice. Invoice by VHA or payment by Vendor shall not relieve Vendor of its payment obligations under Section 1 or the reporting obligations under Section 2.
     In addition, upon the occasion of the first failure to receive a payment or report when due, Vendor shall receive a written warning. Upon the second and any subsequent failure to provide payment or a report when due, Vendor shall pay an administrative penalty in accordance with the following schedule:

               2nd Failure - $   250
               3rd Failure - $   500
               4th Failure - $ 1,250
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               5th Failure - $ 2,500
               6th Failure - $ 5,000

          SECTION 4.  ELECTRONIC DATA INTERCHANGE (EDI).  The parties agree to
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     facilitate the administration of this Agreement by transmitting and receiving data electronically. The parties agree to all terms and conditions stated in the Electronic Data Interchange Trading Partner Exhibit attached to this Side Letter and incorporated herein by reference. VHA understands that Vendor is not currently capable of providing data electronically using EDI, but will do so not later than July 1, 1997.

     If this Side Letter accurately and completely sets forth our agreement, kindly sign the enclosed duplicate and return it to me.

                                       Yours very truly,



                                       /s/ Dwight Winstead
                                       ----------------------------------------
                                       Dwight Winstead
                                       Executive Vice President



AGREED:

Transcend Services  ("Vendor")
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By: /s/ G. Scott Dillon
    -------------------------
    Authorized Representative